Filed Pursuant to Rule 433

Registration No. 333-266553

Republic Services, Inc.

Pricing Term Sheet

March 17, 2025

4.750% Notes due July 15, 2030 (the “2030 Notes”)

5.150% Notes due March 15, 2035 (the “2035 Notes”)

Issuer:	Republic Services, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa1 (positive) / BBB+ (stable) / A- (stable)

Trade Date:	March 17, 2025

Settlement Date**:	March 24, 2025 (T+5)

Terms of the 2030 Notes

Principal Amount:	$500,000,000

Maturity Date:	July 15, 2030

Benchmark Treasury:	UST 4.000% due February 28, 2030

Benchmark Treasury Price and Yield:	99-17 3⁄4 and 4.100%

Spread to Benchmark Treasury:	T+73 basis points

Yield to Maturity:	4.830%

Price to Public:	99.636% of the principal amount

Coupon (Interest Rate):	4.750%

Interest Payment Dates:	January 15 and July 15, beginning July 15, 2025

Underwriting Discount:	0.600%

Make-Whole Call:	Prior to June 15, 2030 (one month before the maturity date), T +15 basis points

Par Call:	On or after June 15, 2030 (one month before the maturity date)

CUSIP/ISIN:	760759 BL3 / US760759BL30

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

BofA Securities, Inc.

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	Intesa Sanpaolo IMI Securities Corp. C.L. King & Associates, Inc.

Terms of the 2035 Notes

Principal Amount:	$700,000,000

Maturity Date:	March 15, 2035

Benchmark Treasury:	UST 4.625% due February 15, 2035

Benchmark Treasury Price and Yield:	102-17 and 4.308%

Spread to Benchmark Treasury:	T+93 basis points

Yield to Maturity:	5.238%

Price to Public:	99.325% of the principal amount

Coupon (Interest Rate):	5.150%

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2025

Underwriting Discount:	0.650%

Make-Whole Call:	Prior to December 15, 2034 (three months before the maturity date), T +15 basis points

Par Call:	On or after December 15, 2034 (three months before the maturity date)

CUSIP/ISIN:	760759 BM1 / US760759BM13

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Comerica Securities, Inc.

Intesa Sanpaolo IMI Securities Corp.

PNC Capital Markets LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Academy Securities, Inc.

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects to deliver the notes against payment for them on or about March 24, 2025, which will be the 5th business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day immediately preceding delivery will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the notes prior to the business day immediately preceding delivery should consult their own advisers.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, with respect to the 2030 Notes, J.P. Morgan Securities LLC at (212) 834-4533, Wells Fargo Securities, LLC at (800) 645-3751, PNC Capital Markets LLC at (855) 881-0697, RBC Capital Markets, LLC at (866) 375-6829 or TD Securities (USA) LLC at (855) 495-9846 and, with respect to the 2035 Notes, BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533, Wells Fargo Securities, LLC at (800) 645-3751, Barclays Capital Inc. at (888) 603-5847 or BNP Paribas Securities Corp. at (800) 854-5674.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on March 17, 2025 relating to its Prospectus dated August 5, 2022.